Exhibit 99.2

NEPHROS, INC.

41 Grand Avenue

River Edge, New Jersey 07661

February 7, 2014

Dear Stockholder and/or Warrantholder:

Enclosed are the prospectus dated February 7, 2014 (the “Prospectus”) and other materials relating to the rights offering by NEPHROS, INC. (the “Company”). Please carefully review the Prospectus, which describes how you can participate in the rights offering. You will be able to exercise your subscription rights to purchase shares of the Company’s Common Stock (“Common Stock”), as described below, only during a limited period. You will find answers to some frequently asked questions about the rights offering beginning on page 10 of the Prospectus. The exercise of subscription rights is irrevocable.

SUMMARY OF THE TERMS OF THE OFFERING

•	We will distribute to each holder of record of our Common Stock and to each holder of record of our warrants (the “Record Holders”) on the record date, which is January 30, 2014, at no charge, one non-transferable subscription right for each share of Common Stock and for each share of Common Stock underlying a warrant owned at 5:00 p.m., Eastern Time, on the record date. The subscription rights will be evidenced by non-transferable subscription certificates, which we also refer to as rights certificates.

•	Each subscription right will entitle the rights holder to purchase 0.28673 of a share of Common Stock at a subscription price of $0.30 per share of Common Stock, which we refer to as the subscription privilege, upon timely delivery of the required documents and payment of the subscription price.

•	There is no minimum number of shares of Common Stock you must purchase, but you may not purchase fractional shares. To determine the number of shares of Common Stock you may purchase in the Rights Offering, multiply the number of shares of Common Stock that you own by 0.28673 and round up to the nearest whole number and add that to the product of the number of shares of Common Stock underlying a Warrant that you own multiplied by 0.28673, rounded up to the nearest whole number. For example, if you own 100 shares of Common Stock and 20 shares of Common Stock underlying a Warrant, you will be entitled to subscribe for up to 35 shares of Common Stock ([100 shares of Common Stock] × 0.28673 = 28.673, rounded up to 29, the nearest whole number) + [(20 shares of Common Stock underlying a Warrant] × 0.28673 = 5.7346, rounded up to 6, the nearest whole number) in the Rights Offering.

•	If rights holders wish to exercise their subscription rights, they must do so at or prior to 5:00 p.m., Eastern Time, on March 10, 2014, the expiration date for the rights offering, subject to extension or earlier termination. After the expiration date, the subscription rights will expire and will have no value. See “The Rights Offering–Expiration of Rights Offering and Extensions, Amendments and Termination” in the Prospectus.

•	To the extent that, after the closing of the rights offering, there still remain unsubscribed shares of Common Stock, Lambda Investors LLC will have the right, but not the obligation, to purchase any or all such remaining unsubscribed shares of Common Stock within ten days of the closing of the rights offering.

•	You are not required to exercise any or all of your subscription rights. We will deliver to the Record Holders who purchase shares in the rights offering certificates representing the shares purchased as soon as practicable after the rights offering has expired. If you pay for more shares than are allocated to you, we will refund the overpayment, without interest or deduction.

•	In connection with the exercise of the subscription privilege, banks, brokers and other nominee holders of subscription rights who act on behalf of beneficial owners will be required to certify to us and to the subscription agent as to the aggregate number of subscription rights exercised through the subscription privilege by each beneficial owner on whose behalf the nominee holder is acting.

If your shares and/or warrants are held in your name, a subscription certificate is enclosed. If your shares and/or warrants are otherwise held in the name of your bank, broker or other nominee, you must contact your bank, broker or other nominee if you wish to participate in this rights offering.

If you do not exercise your subscription rights, your ownership interest in the Company may be diluted. Please see page 16 of the Prospectus for a discussion of dilution and other risk factors.

If you have any questions concerning the rights offering, please contact John C. Houghton, our President, Chief Executive Officer and Acting Chief Financial Officer, at (201) 343-5202 ext. 101.

Sincerely,

John C. Houghton
President, Chief Executive Officer
and Acting Chief Financial Officer